Exhibit 99.1
PRESS RELEASE
Full Year 2016 Results
Robust uptake of our attractive and innovative quad-play offering "WIGO" since its launch at the end of June 2016 with just over 150,000 subscribers already achieved at the end of Q4 2016.
Delivering on our 2016 outlook driven by a solid operational and financial performance across substantially of all our product lines.
The execution of our Vision 2020 will enable us to achieve profitable financial growth in 2017 and beyond, targeting a 5-7% Adjusted EBITDA(a) CAGR over the 2015-2018 period.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, February 16, 2017 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the the year ended December 31, 2016.

HIGHLIGHTS

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Successful launch of our first all-in-one converged offering "WIGO" in late June 2016, resulting in just over 150,000 "WIGO" subscribers at December 31, 2016, boosting quad-play penetration to 23% of cable customers.

■
BASE integration well under way with just over 500 macro sites upgraded to the latest technologies and close to 38,000 MVNO customers migrated to our own acquired network by the end of January 2017, keeping us on track to reach €220.0 million of synergies targeted by 2020.

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In mobile, we recorded solid net postpaid subscriber growth in Q4 2016 (+33,100) to just over 2.1 million postpaid subscribers. Our net postpaid result was driven by continued traction of our "WIGO" offering, partially offset by declines at BASE and intense competition.

■
Revenue(2) of €2,429.1 million in 2016, +33% yoy on a reported basis. For the full year 2016, we achieved 3% rebased revenue growth with solid mid-single-digit top line growth for our cable business being partially offset by continued competitive and regulatory pressures on our acquired mobile business. Revenue of €629.2 million in Q4 2016, +36% yoy on a reported basis and +2% yoy on a rebased basis.

■
Net income of €41.6 million in 2016 compared to €175.7 million in 2015, a decrease of 76%. Net income for the full year 2016 was impacted by (i) the increase in Adjusted EBITDA, as discussed below, (ii) a €45.7 million loss on extinguishment of debt due to certain refinancings and (iii) a €31.0 million impairment charge on an investment in an equity accounted investee.

■
Adjusted EBITDA(3) of €1,117.1 million in 2016, +18% yoy and +3% yoy on a rebased basis. Adjusted EBITDA for both 2016 and 2015 included benefits of €6.0 million and €7.6 million, respectively, linked to the settlement of certain operational contingencies. Our Adjusted EBITDA growth was primarily driven by (i) advanced synergies from the BASE acquisition, (ii) lower integration and transformation costs in Q4 2016 versus the prior year period and (iii) overall control of our overhead expenses. Q4 2016 Adjusted EBITDA of €269.3 million, +23% yoy and +4% yoy on a rebased basis.

■
Accrued capital expenditures(4) of €626.8 million in 2016, reflecting (i) the recognition of the Belgian and UK football broadcasting rights, (ii) higher network investments as part of our 1 GHz HFC upgrade project and the start of our mobile network upgrade program and (iii) the effects of the BASE acquisition. Excluding the impacts related to football broadcasting rights, accrued capital expenditures represented around 22% of revenue.

■
Net cash from operating activities, net cash used by investing activities and net cash from financing activities of €749.1 million, €1,660.2 million and €733.0 million, respectively, for the full year 2016, leading to Adjusted Free Cash Flow(5) of €265.8 million in 2016 (Q4 2016: €99.1 million).

■
Regulatory headwinds and structural pressures on our prepaid mobile segment will impact our top line growth rate in 2017. Against this regulatory backdrop, we expect stable rebased revenue growth and solid mid-single-digit rebased Adjusted EBITDA(a) growth in 2017 driven by higher synergies from the BASE acquisition and overall focus on cost management. Accrued capital expenditures, excluding football broadcasting rights, expected to be around 24% of revenue in 2017, impacted by our mobile network upgrade which should be substantially completed by mid-2018. Healthy Adjusted Free Cash Flow(b) targeted between €350.0-375.0 million for 2017.

■	The board of directors has authorized a €60.0 million share buy-back program for the upcoming six-month period, effective today.

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2016	2

As of and for the year ended December 31,	2016	2015	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	2,429.1	1,821.8	33%
Operating profit	485.4	543.1	(11)%
Net profit	41.6	175.7	(76)%
Net profit margin	1.7%	9.6%

Basic earnings per share	0.36	1.51	(76)%
Diluted earnings per share	0.36	1.51	(76)%

Adjusted EBITDA (3)	1,117.1	943.7	18%
Adjusted EBITDA margin %	46.0%	51.8%

Accrued capital expenditures (4)	626.8	383.6	63%
Accrued capital expenditures as % of revenue	25.8%	21.1%

Net cash from operating activities	749.1	665.5	13%
Net cash used in investing activities	(1,660.2)	(433.1)	283%
Net cash from (used in) financing activities	733.0	(144.2)	N.M.
Adjusted Free Cash Flow (5)	265.8	279.0	(5)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,017,500	2,054,800	(2)%
Basic video (6)	284,600	340,600	(16)%
Enhanced video (7)	1,732,900	1,714,200	1%
Broadband internet (8)	1,601,700	1,570,500	2%
Fixed-line telephony (9)	1,255,400	1,221,000	3%
Mobile telephony (10)	2,991,900	1,001,200	199%
Postpaid	2,111,100	1,001,200	111%
Prepaid	880,800	—	—%

Triple-play customers	1,134,100	1,094,300	4%
Services per customer relationship (11)	2.27	2.23	2%
ARPU per customer relationship (€ / month) (11) (12)	53.4	50.6	6%

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"2016 has been an exciting year in the 20-year history of our Company, in which we laid the groundwork for healthy profitable business growth in the future. Through the February 2016 acquisition of the nationwide mobile operator BASE, we were able to move from renter to owner economics in mobile, helping us to secure long-term affordable access to mobile infrastructure. As part of the acquisition, we'll invest up to €250 million in the acquired mobile network to upgrade and equip the current 2,800 macro sites with the latest technologies and to roll out an additional 800 to 1,000 new mobile sites in the future. At the end of 2016, we had upgraded just over 500 macro sites and had completed the roll out of 100 new sites. As such, both our network improvement program and our customer migration schedule are on track to reach the €220 million of annual run-rate synergies by 2020. At the end of January 2017, we had already migrated close to 38,000 mobile customers and we expect the migration pace to ramp up over the next couple of months. In December 2016, we reached an agreement with Altice to acquire their cable operations in Belgium and Luxembourg. Through this acquisition, which is pending approval by the competition authorities, we'll be able to extend our footprint in Brussels while also tapping parts of the Walloon and the Luxembourg areas.
In 2016, we continued to lead the market on innovation as demonstrated by the launch of our first all-in-one converged package "WIGO" for families and business in June. "WIGO" essentially combines the best of our triple-play bundles with a certain number of mobile SIMs for which the data allowance can be shared across various members of the same household or company. At the end of 2016, we served just over 150,000 "WIGO" subscribers which were added in only a six-month timeframe. In the premium entertainment space, we made substantial efforts to further enrich our offerings through the recent revamp of our "Play More" subscription VOD platform, including an overhaul of the linear pay television channels, a new user interface and improved search and recommend features. In May 2016, we also started to broadcast our first proprietary local series "Chaussée d'Amour", which was heavily binge-watched from the onset and which is now being broadcast on our co-owned free-to-air commercial channel "VIER". At the end of December 2016, around 39% of our enhanced video customers subscribed to additional premium content as compared to around 36% a year earlier, indicating further potential for growth in this area. Against the backdrop of an intensely competitive environment, our mobile operations performed well having added 134,600 net postpaid subscribers in 2016 with an improved run-rate since the launch of our "WIGO" offers in June. Compared to end-2015, our total mobile subscriber count decreased 6,900 on the back of structural challenges in our prepaid business including the mandatory registration of prepaid SIMs by June 2017.
We want to provide a great customer experience across all the various customer touch points and have been raising the bar for customer service in Belgium through the start of our proactive customer visits under the "Helemaal Mee Tournee" umbrella so our customers can enjoy the full benefits of their digital lifestyle and get maximum value out of their products. At the end of 2016, we have already reached more than 250,000 households, boosting our overall net promoter score. In parallel, we'll continue to invest in our fixed network through our "Grote Netwerf" network investment program which aims to provide data download speeds of at least 1 Gbps in the near future. At the end of 2016, we had upgraded approximately 36% of all the nodes in our network, targeting to achieve more than 60% by end-2017 and leaving us on track to complete this upgrade by mid-2019. This means that already today more than 1 million homes passed could have access to 1 Gbps speeds or more. The cross-over between our leading fixed and mobile networks will result in a seamless premium converged connected experience whether at home, at work or on the move.
Turning to our financial performance, I'm pleased to say that we managed to overdeliver on our 2016 outlook. On a rebased basis, we achieved 3% top line growth for the full year 2016 to €2,429 million versus our guidance of up to 2% rebased revenue growth. Our revenue growth was primarily driven by solid mid-single-digit growth for our cable business on the back of a 4% increase in cable subscription revenue, which was partly offset by continued pressure on our acquired mobile business. Our net income for the full year 2016 reached €42 million, a decline of 76% from the prior year, and was impacted by our increase in Adjusted EBITDA and was adversely impacted by a €46 million loss on extinguishment of debt following certain voluntary debt refinancings in 2016 and a €31 million impairment charge on an investment in an equity accounted investee. Our Adjusted EBITDA for the full year 2016 was €1,117 million, up 3% year-on-year on a rebased basis versus the stable performance we had expected. Growth in our Adjusted EBITDA was primarily driven by (i) advanced synergies from the BASE acquisition, (ii) lower integration and transformation costs in Q4 2016 versus the prior year period and (iii) overall control of our overhead expenses. Excluding the recognition of both the UK and the Belgian football broadcasting rights, our accrued capital expenditures represented approximately 22% of our revenue, which primarily reflects the impact of higher network-related investments as mentioned above. Finally, we generated net cash from operating activities, net cash used by investing activities and net cash from financing activities of €749 million, €1,660 million and €733 million, respectively, for the full year 2016, leading to Adjusted Free Cash Flow of €266 million in 2016.

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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In light of all the above, I believe Telenet is well positioned for the future. Our top line growth rate in 2017 will be severely impacted by regulatory headwinds and continued structural challenges on our acquired prepaid mobile business, which we expect will be offset by continued solid growth in our connectivity, entertainment and B2B businesses. As a result, we expect our revenue growth to remain stable in 2017 on a rebased basis. Excluding the adverse regulatory impacts, our rebased revenue growth rate would have been meaningfully higher for 2017. Against this regulatory backdrop, we anticipate solid mid-single-digit rebased Adjusted EBITDA(a) growth for the full year 2017 driven by (i) higher synergies from the BASE acquisition, primarily in the area of MVNO-related savings, (ii) lower integration costs versus last year and (iii) overall tight cost control as we began to focus on a tighter management of our external spend buckets. With that, I believe we are well on track to deliver on our previously communicated medium-term Adjusted EBITDA(a) CAGR of 5-7% over the 2015-2018 timeframe. On the investment side, we see accrued capital expenditures (excluding football broadcasting rights) representing around 24% of our revenue on the back of temporary higher investments in our mobile infrastructure which should be substantially completed by mid-2018. And, finally, we anticipate solid growth in our Adjusted Free Cash Flow(b) to between €350-375 million driven by lower cash interest expenses as a result of the November 2016 refinancing and a higher contribution from our vendor financing platform, partly offset by higher cash taxes paid.
At the end of December 2016, our net leverage ratio stood at 3.5x, which is expected to increase to 3.7x post the SFR BeLux acquisition (pending regulatory approval). This pro forma net leverage target resides within the board's medium-term net leverage target range and provides us with ample financing flexibility for potential future growth-related projects and/or value-accretive M&A in line with our previously communicated Vision 2020. For 2017, the board has approved a €60 million share buy-back program, effective today, which will run over a six-month period and which will be used to cover the Company's obligations under the current stock option plans."

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2016	5

1    Operational highlights

IMPORTANT REPORTING CHANGES

Reminder fees and carriage fees: In Q1 2016, we changed the way we present the billed reminder fees and carriage fees in order to further align with our controlling shareholder. As from January 1, 2016, carriage fees will  no longer be recognized as revenue, but will be netted off against our direct expenses as we consider charged carriage fees and our purchase of distributable content as a single transaction going forward. In addition, reminder fees will be recognized as revenue from January 1, 2016 as these fees are considered to represent a separately identifiable revenue stream, whereas previously reminder fees were recognized net of the related costs in our indirect expense line. The two aforementioned changes in presentation favorably impacted our revenue for the full year 2016 by €14.6 million (Q1, Q2, Q3 and Q4 2016: €3.6 million, €3.7 million, €3.7 million and €3.6 million, respectively) and our FY 2015 revenue by €13.4 million (Q1, Q2, Q3 and Q4 2015: €3.1 million, €3.5 million, €3.4 million, and €3.4 million respectively), but did not impact our Adjusted EBITDA and cash flows. We have also applied these changes retroactively to the prior year quarters.

Expenses by nature: In Q1 2016, we changed the way we present our total expenses to align with our internal reporting framework. As a consequence, we now provide more detailed disclosure of our operating expenditure, whereas the vast majority of our operating expenses were previously predominantly captured under "network operating and service costs". The representation of our expenses did not impact our Adjusted EBITDA and operating profit. We have also applied these changes retroactively to the prior year quarters.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
In Q4 2016, we continued our value-accretive multiple-play strategy so customers can fully enjoy the benefits of their digital lifestyle both at home and on the move. Our first all-in-one converged package for families and businesses, "WIGO", which we launched in June last year, reached just over 150,000 subscribers at the end of December 2016 (151,500). This represented a robust inflow of 50,900 net new "WIGO" subscribers in Q4 2016. Priced between €100.0 and €140.0 per month (including 21% VAT), all three residential "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members. Even though the vast majority of "WIGO" subscribers represent customers with whom we had an existing relationship, we continue to enjoy solid net mobile postpaid subscriber growth on the back of our "WIGO" propositions.

Our triple-play customer base continued to grow, reaching 1,134,100 at the end of December 2016 (+4% yoy). Our triple-play customer base now represents around 53% of our total customer base as compared to around 50% a year ago. We continue to remain focused on upselling the remaining 26% of our single-play customer base to any of our attractive multiple-play bundles so they can enjoy a much richer TV experience, including access to a wider range of digital, HD and pay television sports channels, a vast library of domestic and international video-on-demand ("VOD") content both on a transactional and subscription basis and access to our over-the-top ("OTT") platform "Yelo Play". The solid multiple-play progress can also be derived from the number of services customers take from us. At December 31, 2016, the total number of services per unique customer relationship reached 2.27 compared to 2.23 a year ago. At December 31, 2016, we served 2,149,200 customer relationships (-1% yoy) subscribing to a total of 4,874,600 services (+1% yoy, excluding both our mobile telephony and premium entertainment offers). At December 31, 2016, we also served 2,991,900 active mobile customers as compared to 1,001,200 a year earlier, including just over 2.1 million postpaid subscribers. This large increase reflected the acquisition of BASE on February 11, 2016.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €53.4 for the full year 2016, up €2.8, or +6%, compared to the prior year. Relative to Q4 2015, the ARPU per customer relationship grew 5% in Q4 2016 to €54.0. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our “Play”, “Play More” and “Play Sports” premium entertainment services, (iii) the benefit from the selective price increase on certain fixed services as of mid-February 2016 and (iv) a modest decrease in the total number of uniq

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ue customer relationships as a result of an intensified competitive environment. These impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

1.2    Broadband internet

The results of the prestigious Ookla Speed Index, which measure the effective down- and upload speeds of consumers across Belgium over the April-September 2016 timeframe, confirmed our leading market position as the fastest internet service provider, both across our footprint in Flanders and parts of Brussels as well as across the whole of Belgium. Today, we offer consumers and businesses data download speeds of 200 and 240 Mbps, respectively, and upload speeds of 20 and 30 Mbps, respectively. Through our €500.0 million five-year "Grote Netwerf" investment program, which kicked off in early 2015 and is expected to be completed mid-2019, we aim to boost the capacity of our network from 600 MHz currently to 1 GHz, enabling data download speeds of at least 1 Gbps in the future. At December 31, 2016, around 36% of the nodes in our hybrid fiber coaxial ("HFC") network had been upgraded. As customers increasingly expect to enjoy seamless superfast connectivity whether at home, at work or on the move, WiFi remains one of the cornerstones of our connectivity strategy. Today, we have deployed 1.4 million WiFi Homespots and operate approximately 1,600 WiFi hotspots in public areas. Through partnerships with our majority shareholder Liberty Global, certain of its affiliates, and Walloon cable operator VOO, broadband internet customers from both cable companies can freely use the WiFi Homespots on either company’s network in Wallonia and in a certain number of European countries where service is offered through other Liberty Global and certain affiliate networks, including those in Germany and the Netherlands.

At December 31, 2016, we served 1,601,700 broadband internet subscribers (+2% year-on-year), equivalent to 53.6% of the homes passed by our leading HFC network. In Q4 2016, net subscriber additions for our broadband internet service were 7,400 (FY 2016: 31,200), which was broadly in line with the preceding quarter and which reflected the intense competitive environment during the fourth quarter. The latter also impacted our annualized churn rate, which reached 7.8% for Q4 2016 as compared to 7.0% for the prior year quarter. Our annualized churn rate remained broadly stable on a sequential basis.

1.3    Fixed-line telephony

We served 1,255,400 fixed-line telephony subscribers at December 31, 2016 (+3% year-on-year), equivalent to 42.0% of the homes passed by our network. In Q4 2016, we achieved a net inflow of 4,400 fixed-line telephony subscribers (FY 2016: 34,400), which was broadly in line with the prior quarter. Compared to Q4 2015, our annualized churn rate increased 110 basis points to 8.8% in Q4 2016, reflecting the intensely competitive environment.

1.4    Mobile telephony

In February 2016, we closed the acquisition of Belgian mobile operator BASE. As a result, we now serve a total of 2,991,900 active mobile subscribers, including 2,111,100 postpaid subscribers. The remaining mobile subscribers receive prepaid services under the BASE brand and various branded reseller contracts, including JIM Mobile amongst others. In Q4 2016, we added a solid 33,100 net postpaid subscribers (FY 2016: 134,600) despite the intensely competitive environment characterized by revamped mobile offers from all of our direct competitors. Our net postpaid result was driven by the strong uptake of our "WIGO" offers, partially offset by negative subscriber additions at BASE and intense competition. In addition, our prepaid business continued to be impacted by structural declines, reinforced by the mandatory registration of prepaid cards in Belgium by early June 2017. Including prepaid mobile subscribers, our total mobile subscriber base decreased by 28,100 during Q4 2016. Our blended mobile ARPU equaled €21.0 in Q4 2016, including interconnection, and remained broadly stable compared to the same period last year.

1.5    Video

ENHANCED VIDEO
At December 31, 2016, approximately 86% of our video customers subscribed to our enhanced video services, so they can access a much richer TV experience. This translated into 1,732,900 enhanced video customers at December 31, 2016, as we added 1,900 net subscribers in Q4 2016 (FY 2016: 18,700). At December 31, 2016, approximately 28% of our enhanced video subscribers were actively using our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home through our WiFi Homespots and hotspots. At December 31, 2016, our subscription VOD packages “Play” and “Play More” had 358,000 customers, up 20% compared to the prior year period and driven in part by temporary promotions and the success of our own proprietary local television series "Chaussée d'Amour" which we broadcast in May last year. With "Chaussée d'Amour" being ranked as the most downloaded series ever on our platform, we'll continue to selectively invest in promising local content in 2017 and beyond. In December 2016, we revamped our premium entertainment platform "Play More" as we enriched the linear viewing experience while introducing a new user interface with improved search and recommend features.

In addition to our premium pay television channels, we also provide the broadest sports offerings within our footprint through “Play Sports”, which combines domestic and foreign football with other major sport events including golf, Formula One racing, volleyball, basketball and hockey. In addition, “Play Sports” features unrestricted 7-day catch-up TV, while the accompanying “Play Sports” app enables a TV anywhere/anytime experience across a myriad of devices and platforms, enriched with live updated statistics and match summaries. In 2016, we successfully extended the exclusive UK Premier League broadcasting rights for another three seasons and also renewed the exclusive Formula One broadcasting rights for the next four seasons up to 2019 included. At December 31, 2016, 233,200 customers subscribed to our sports pay television channels, an increase of 4% compared to the prior year period.

TOTAL VIDEO
Relative to September 30, 2016, subscribers to our total basic and enhanced video services decreased by 11,100 (FY 2016: 37,300) to 2,017,500 at December 31, 2016. Compared to the preceding quarter, we incurred a somewhat higher organic loss rate, impacted by the increased competitive environment including the effects from regulated cable wholesale. The aforementioned organic loss rate excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of total video subscribers.

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2    Financial highlights

2.1    Revenue

For the full year 2016, we generated revenue of €2,429.1 million, representing a 33% increase compared to the prior year when we produced revenue of €1,821.8 million. Our reported revenue increase was primarily driven by the contribution from BASE, which we acquired on February 11, 2016. On a rebased basis, we achieved revenue growth of 3% for the full year 2016. Our cable business delivered solid mid-single-digit revenue growth for the full year 2016 driven by a 4% increase in our cable subscription revenue and higher business services revenue generated by our security, core data and mobile wholesale business lines. Growth in our cable subscription revenue was primarily driven by (i) a larger share of triple-play subscribers, (ii) continued growth for our premium entertainment propositions and (iii) the favorable impact from the February 2016 price adjustments, partially offset by a growing proportion of bundle-related discounts and a modest decline in the total number of unique customer relationships. The continued robust performance of our cable business was partly offset by continued pressure on our acquired mobile business, impacted by (i) structural challenges within our prepaid business as reflected in the declining number of prepaid subscribers, (ii) lower roaming revenue due to caps imposed by the new EU regulation and (iii) lower interconnection revenue.

In Q4 2016, our revenue was €629.2 million, up 36% year-on-year on a reported basis, reflecting the impact from the February 2016 BASE acquisition. On a rebased basis, we achieved top line growth of 2% in the quarter as compared to Q4 2015.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the full year 2016, our video revenue amounted to €566.4 million (Q4 2016: €141.4 million) compared to €552.1 million for the prior year. This 3% increase was driven by higher recurring set-top box rental fees and growth in our premium subscription VOD business, partly offset by a gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €572.9 million for the full year 2016 (Q4 2016: €146.6 million) and was up 5% compared to the prior year when we recorded broadband internet revenue of €546.0 million. Our revenue growth was driven by 2% growth in our subscriber base and the benefit from the aforementioned February 2016 price increase, partially offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the full year 2016, our fixed-line telephony revenue increased 7% to €243.0 million (Q4 2016: €60.5 million) compared to €226.9 million for the prior year. Our revenue growth was driven by a 3% increase in fixed-line telephony subscribers and the benefit from the aforementioned February 2016 price increase, partly offset by a growing proportion of bundle discounts and lower traffic.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our mobile telephony subscribers and out-of-bundle revenue, but excludes both the interconnection revenue generated by these customers and revenue earned from handset sales and revenue recognized under our "Choose Your Device" programs which we launched mid-2015. For the full year 2016, we generated mobile telephony revenue of €564.5 million (Q4 2016: €151.5 million), up €361.1 million compared to the prior year. This 178% year-on-year revenue increase reflected the acquisition of BASE, which was effective February 11, 2016. On a rebased basis, our mobile telephony revenue decreased 1% year-on-year with continued healthy net postpaid subscriber growth being offset by (i) lower usage-related revenue per user, (ii) lower roaming revenue due to changed EU Regulation, (iii) the impact of our "Choose Your Device" programs as this revenue is recognized under our other revenue versus having been recorded under our mobile telephony revenue for our previous

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handset installment plans and (iv) higher bundle-related discounts following the success of our quad-play "WIGO" propositions.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €122.2 million for the full year 2016 (Q4 2016: €31.9 million), up 9% compared to the prior year on a rebased basis. Our B2B revenue growth was primarily driven by (i) higher revenue from carrier services for mobile, (ii) higher security-related revenue and (iii) higher revenue from business connectivity solutions.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iii) product activation and installation fees and (iv) set-top box sales revenue. Other revenue reached €360.1 million for the full year 2016 (Q4 2016: €97.3 million), up 1% on a rebased basis driven by higher revenue from the sale of standalone handsets versus the prior year largely attributable to the impact of our "Choose Your Device" programs launched mid-2015, offset by lower interconnection revenue and lower installation revenue as a result of our targeted end-of-year promotions.

2.2    Expenses

For the full year 2016, we incurred total expenses of €1,943.7 million, representing an increase of 52% compared to the prior year when we incurred total expenses of €1,278.7 million, and reflecting the impact from the BASE acquisition since mid-February 2016. Our total expenses for the full year 2016 included a €6.0 million benefit linked to the resolution of certain operational contingencies associated with the settlement of our Full-MVNO Arrangement with Orange Belgium in Q2 2016. In addition, we incurred €8.3 million integration and transformation costs for the full year 2016 linked to the BASE acquisition. Our expenses for the full year 2015 included a net €17.5 million favorable impact resulting from a €13.8 million favorable impact from the Q4 2015 reversal of restructuring charges as a result of a settlement with Norkring België related to the DTT spectrum license and a €7.6 million favorable impact from the resolution of a contingency associated with universal service obligations in Q2 2015, partially offset by the unfavorable impact of a €3.9 million settlement with the Belgian telecoms regulator BIPT with regards to the 2G mobile spectrum license in Q4 2015. On a rebased basis, our total expenses increased 11% for the full year 2016 as compared to 2015. Our total operating expenses represented approximately 80% of our revenue for the full year 2016. Cost of services provided as a percentage of our revenue represented approximately 60% of our total revenue for the full year 2016, while selling, general and administrative expenses represented approximately 20% of our total revenue for the full year 2016.

In Q4 2016, our total expenses reached €560.1 million, up 65% compared to the prior year period, reflecting the impact of the BASE acquisition. On a rebased basis, our total expenses increased 30% year-on-year and reflected the favorable impacts described above. Excluding these impacts, the increase in our total expenses would have been lower as a result of higher depreciation and amortization charges and higher network operating expenses being partially offset by lower sales and marketing expenses and lower staff-related expenses.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €142.9 million for the full year 2016 (Q4 2016: €38.3 million) compared to €68.0 million for the full year 2015 (+110% year-on-year) and primarily reflected the effects of the BASE acquisition. On a rebased basis, our network operating expenses increased 15% year-on-year for the full year 2016 as a result of (i) higher network equipment maintenance, (ii) higher electricity costs partially due to changes in local legislation and (iii) higher pole rental charges.

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DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, (ii) handset sales and subsidies and (iii) programming and copyrights. For the full year 2016, our direct costs were €607.8 million (Q4 2016: €162.8 million), up 43% compared to the prior year, mainly impacted by the BASE acquisition. On a rebased basis, our direct costs remained broadly flat for the full year 2016, which included the aforementioned benefit of €6.0 million linked to the settlement of our Full-MVNO Agreement with Orange Belgium in Q2 2016. Excluding this favorable impact, our direct costs would have increased relative to the prior year, reflecting higher content-related expenses as a result of our connected entertainment strategy and higher costs related to handset sales, partially offset by substantially lower handset subsidies and lower interconnection expenses, including our MVNO-related costs. In Q4 2016, our direct costs also remained stable on a rebased basis compared to the prior year period, largely reflecting the same drivers as mentioned above.

STAFF-RELATED EXPENSES
Staff-related expenses increased €78.1 million to €258.4 million for the full year 2016 (Q4 2016: €70.9 million) and reflected (i) the acquisition of BASE, (ii) the effect of the mandatory wage indexation since early 2016 and (iii) modest growth in our combined employee base.

SALES AND MARKETING EXPENSES
Sales and marketing expenses for the full year 2016 reached €97.7 million (Q4 2016: €28.8 million) compared to €74.2 million for the prior year. On a rebased basis, our sales and marketing expenses slightly decreased year-on-year for the full year 2016, reflecting lower sales and marketing expenses in Q4 2016 compared to a year ago, primarily as a result of phasing in some of our campaigns compared to last year and our increased focus on obtaining a higher return on marketing spend.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €50.1 million (Q4 2016: €15.0 million) for the full year 2016 compared to €41.8 million for the full year 2015. On a rebased basis, costs related to outsourced labor and professional services increased €2.4 million, or 5%, year-on-year for the full year 2016, primarily including costs linked to the integration of BASE and higher legal fees. On a rebased basis, costs related to outsourced labor and professional services remained broadly stable in Q4 2016. This mainly reflected lower consultancy spend as well as €4.1 million lower integration and transformation costs compared to Q4 last year.

OTHER INDIRECT EXPENSES
Our other indirect expenses reached €155.1 million for the full year 2016 (Q4 2016: €44.1 million), up 75% compared to the prior year, impacted by the BASE acquisition. Moreover, other indirect expenses for the full year 2015 included a €7.6 million benefit linked to the resolution of a contingency associated with universal service obligations. On a rebased basis, other indirect expenses for the full year 2016 were up 7% compared to the year ended December 31, 2015. For the full year 2016, other indirect expenses represented around 6% of total revenue.

DEPRECIATION AND AMORTIZATION, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €609.1 million for the full year 2016 (Q4 2016: €194.8 million) compared to €390.4 million for the year ended December 31, 2015. This increase primarily reflected the impact from the BASE acquisition and higher depreciation expenses related to the start of the mobile network upgrade project as announced in August 2016, set-top boxes and IT.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the full year 2016, net finance expenses totaled €369.9 million compared to €263.7 million of net finance expenses incurred for the full year 2015. For the full year 2016, we incurred a €45.7 million loss on the extinguishment of debt following the June 2016 refinancing of certain Senior Secured Notes due 2021 for an aggregate amount of €700.0 million and the November 2016 refinancing of certain Term Loans for an aggregate amount of €2,962.9 million, as compared to a €30.8 million loss on the extinguishment of debt in 2015. Our net interest expense, foreign exchange loss and other finance expense increased 33% from €249.4 million for the full year 2015 to €330.7 million for the full year 2016, largely due to debt incurred in connection with the BASE acquisition and a higher exposure to USD-denominated debt versus 2015.

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In Q4 2016, net finance expenses were €44.0 million compared to €67.0 million in Q4 2015 (-34% year-on-year). The strong decrease in our net finance expenses was primarily driven by a €123.1 million non-cash gain on our derivative financial instruments in Q4 2016 whereas the prior year period showed a non-cash loss of €6.0 million in this respect. This was partly offset by a €28.8 million loss on extinguishment of debt following the voluntary refinancing of certain debt instruments as mentioned above.

IMPAIRMENT ON AN INVESTMENT IN AN EQUITY ACCOUNTED INVESTEE
In Q4 2016, we took a €31.0 million impairment charge on an investment in an equity accounted investee following the re-assessment of their strategic long-range plan in Q4 2016.

INCOME TAXES
We recorded income tax expense of €43.0 million for the full year 2016 (Q4 2016: income tax benefit of €3.2 million) compared to income tax expense of €99.6 million for the full year 2015, a decrease of 57% year-on-year, reflecting a 69% decrease in our pre-tax profit and the impact of the aforementioned impairment charge.

NET PROFIT
We realized net profit of €41.6 million for the full year 2016 compared to €175.7 million in the prior year (-76% year-on-year), resulting in a net margin of 1.7% compared to 9.6% in 2015. The decrease in our net profit was primarily caused by (i) an 11% decrease in our operating profit, (ii) a 40% increase in net finance expenses as a result of our increased indebtedness in connection with the BASE acquisition, (iii) a €14.9 million higher loss on extinguishment of debt compared to 2015 and (iv) the aforementioned €31.0 million impairment charge in Q4 2016. The previously mentioned impairment charge and loss on extinguishment of debt also contributed to our €3.2 million Q4 loss before income taxes. Fully offsetting this loss was a €3.2 million income tax benefit.

2.4    Adjusted EBITDA

For the full year 2016, we realized Adjusted EBITDA of €1,117.1 million, up 18% compared to the prior year when we produced Adjusted EBITDA of €943.7 million. Our Adjusted EBITDA for the full year 2016 included the contribution of BASE from February 11, 2016, as mentioned above. Our Adjusted EBITDA for both the full year 2016 and 2015 included benefits of €6.0 million and €7.6 million, respectively, as mentioned above. For the full year 2016, we achieved rebased Adjusted EBITDA growth of 3%. Growth in our rebased Adjusted EBITDA was supported by a solid rebased top line growth performance of 3%, complemented by tight cost control, including an increased focus on our overhead expenses, and lower interconnection and handset subsidy-related costs. Our Adjusted EBITDA margin reached 46.0% for the full year 2016 compared to 51.8% on a reported basis for the full year 2015. This decline was mainly driven by a higher proportion of lower-margin mobile business, including BASE's contribution since the acquisition, and premium content revenue in our overall mix.

In Q4 2016, our Adjusted EBITDA was €269.3 million, up 23% compared to the €219.5 million we generated in Q4 2015. In Q4 2016, we achieved rebased Adjusted EBITDA growth of 4% year-on-year. Relative to the first nine months of 2016, rebased growth in our Adjusted EBITDA firmed in Q4 2016 on the back of (i) €4.1 million lower integration and transformation costs compared to Q4 last year, (ii) realized synergies from the BASE acquisition leading to lower staff-related expenses and lower MVNO-related costs as we have started to migrate MVNO customers to our own acquired network in H2 2016 and (iii) reduced sales and marketing expenses in the quarter due to phasing. Having implemented our joint organizational structure just before the summer of last year and with the transformation firmly on track, we anticipate our integration costs to decrease substantially in 2017 as compared to 2016. Our Adjusted EBITDA margin in Q4 2016 reached 42.8% compared to 47.5% on a reported basis in Q4 2015.

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Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2016	2015	Change %	2016	2015	Change %

Profit for the period	—	40.3	-100%	41.6	175.7	-76%

Income tax expense (benefit)	(3.2)	14.7	(122)%	43.0	99.6	(57)%
Share of the result of equity accounted investees	(2.7)	0.4	N.M.	(0.1)	4.1	N.M.
Impairment of an investment in an equity accounted investee	31.0	—	—%	31.0	—	—%
Net finance expense	44.0	67.0	(34)%	369.9	263.7	40%
Depreciation, amortization and impairment	194.8	101.5	92%	609.1	390.4	56%

EBITDA	263.9	223.9	18%	1,094.5	933.5	17%

Share based compensation	3.7	1.8	106%	11.7	10.4	13%
Operating charges related to acquisitions or divestitures	1.3	3.3	(61)%	8.4	9.7	(13)%
Restructuring gains (charges)	0.4	(9.5)	(104)%	2.5	(9.9)	N.M.

Adjusted EBITDA	269.3	219.5	23%	1,117.1	943.7	18%
Adjusted EBITDA margin	42.8%	47.5%		46.0%	51.8%
Net profit margin	—%	8.7%		1.7%	9.6%

N.M. - Not Meaningful

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the full year 2016, our operations yielded €749.1 million of net cash compared to €665.5 million we generated during the prior year, and included a 10.5-month contribution of BASE. The net cash generated by our operating activities increased 13% year-on-year as a result of (i) robust underlying Adjusted EBITDA growth, (ii) the effects from the BASE acquisition and (iii) an improved trend in our working capital. These improvements were only partially offset by (i) €29.5 million higher cash interest expenses relative to the prior year as a result of our increased indebtedness and the payment of €18.7 million ticking fees linked to the BASE acquisition in Q1 2016, (ii) €14.4 million higher cash taxes paid compared to last year and (iii) a €23.5 million cash outflow in Q1 2016 following a favorable contract renegotiation. In Q4 2016, we realized €230.8 million of net cash from operating activities, representing a robust 38% increase compared to Q4 2015, reflecting the same drivers as mentioned above.
NET CASH USED IN INVESTING ACTIVITIES
We used €1,660.2 million of net cash in investing activities for the full year 2016 (Q4 2016: €132.5 million) compared to €433.1 million of net cash used in investing activities for the full year 2015. The strong year-on-year increase in net cash used in investing activities was primarily driven by the acquisition of BASE for €1,180.5 million net of cash acquired, which closed on February 11, 2016. The net cash used in investing activities for the full year 2016 also included cash payments for our capital expenditures, including annual cash payments for the Belgian and the UK Premier League football broadcasting rights. In Q3 2016, we implemented vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. At December 31, 2016, we had €28.5 million of assets acquired through capital-related vendor financing, favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
NET CASH FROM (USED IN) FINANCING ACTIVITIES
The net cash from financing activities was €733.0 million for the full year 2016 compared to €144.2 million of net cash used in financing activities for the full year 2015. Our net cash from financing activities for the full year 2016 mainly reflected the net impact from the BASE acquisition financing in February 2016 and the repayment of certain shorter-dated debt facilities through the issuance of new Term Loans. Furthermore, our net cash from financing activities for the full year 2016 was adversely impacted by (i) €48.4 million of debt issuance costs related to the May and November 2016 refinancings, (ii) €47.8 million spent under the Share Repurchase Program 2016, (iii) a payment of €10.7 million for the early termination of certain derivative financial contracts linked to the €400.0 million Senior Secured Floating Rate Notes due 2022 and (iv) a €9.9 million payment reflecting the call premium for the voluntary Senior Secured Notes repayment. The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.

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In Q4 2016, the net cash used in financing activities was €22.0 million compared to €76.6 million used in Q4 2015. The Q4 2016 amount reflected the issuance of a new €1.6 billion Term Loan AE and a new USD 1.5 billion Term Loan AF in November last year and the subsequent refinancing of our shorter-dated maturities. The remainder of the net cash used in financing activities primarily consisted of debt issuance costs, capital lease repayments and other financial payments.
ADJUSTED FREE CASH FLOW
For the full year 2016, we generated Adjusted Free Cash Flow of €265.8 million compared to €279.0 million for the full year 2015. As such, we almost managed to fully absorb the negative impact from higher cash taxes and cash interest expenses on our Adjusted Free Cash Flow thanks to (i) solid growth in our Adjusted EBITDA, (ii) our increased focus on a tighter working capital management and (iii) the start of our vendor financing program as of Q3 2016. In Q4 2016, our Adjusted Free Cash Flow reached €99.1 million, up 84% compared to Q4 2015 when we achieved Adjusted Free Cash Flow of €53.8 million. Our Adjusted Free Cash Flow growth in the quarter was primarily driven by a 38% increase in our net cash from operating activities, partly offset by higher cash capital expenditures.
2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of December 31, 2016, we carried a total debt balance (including accrued interest) of €4,781.8 million, of which (i) €3,022.2 million principal amount is owed under our 2015 Amended Senior Credit Facility and (ii) €1,230.0 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from 2022 through 2027. Our total debt balance at December 31, 2016 also included (i) €34.7 million of short-term debt related to our vendor financing program and (ii) €23.7 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In 2016, we have again been active in the leveraged loan markets, both in Europe and the US. In February 2016, we drew €1,217.0 million under the 2015 Amended Senior Credit Facility for the financing of the BASE acquisition of which €417.0 million was drawn under our revolving credit facilities. By the end of October 2016, all the outstanding amounts under our revolving credit facilities used for the BASE acquisition had been fully repaid. In May 2016, we successfully tapped the US market, issuing a USD 850.0 million Term Loan (“Facility AD”) due June 30, 2024. The net proceeds of this transaction were used to prepay up to €700.0 million of Senior Secured Notes due 2021.
In November 2016, we issued a €1.6 billion Term Loan (“Facility AE”) and a USD 1.5 billion Term Loan (“Facility AF”), both due January 31, 2025. Facility AE carries a margin of 3.25% over EURIBOR with a 0% floor and was issued at par. Facility AF carries a margin of 3.00% over LIBOR with a 0% floor and was issued at 99.50%. The net proceeds from these issuances were used to entirely prepay the following credit facilities under Telenet’s 2015 Amended Senior Credit Facility: (i) Facility W (€474.1 million due June 2022, EURIBOR +3.25%, 0% floor), (ii) Facility Y (€882.9 million due June 2023, EURIBOR + 3.50%, 0% floor), (iii) Facility AA (€800.0 million due June 2023, EURIBOR + 3.50%, 0% floor) and (iv) Facility AD (USD 850.0 million due June 2024, LIBOR + 3.50%, 0.75% floor). Through this transaction, we were able to extend the average tenor of our debt maturities at attractive market conditions from 7 years to just over 8 years post-refinancing, while ensuring increased covenant flexibility going forward. In conjunction with the aforementioned refinancing, we also upsized and extended the outstanding commitments under our undrawn revolving credit facility (previously under Facility X, which was cancelled and replaced with Facility AG) from €381.0 million to €400.0 million and extended the maturity to June 2023 from September 2020. Hence, we face no debt amortizations prior to August 2022, taking into account the fact that the outstanding amounts under the revolving credit facilities have been repaid in full.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at December 31, 2016.
Exhibit 2: Debt maturity table as of December 31, 2016

	Total Facility as per		Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2016
	(€ in millions)
2015 Amended Senior Credit Facility
Term Loan AE	1,600.0		1,600.0	—	January 31, 2025	Floating | 3-month EURIBOR (0% floor) + 3.25%	Quarterly (Jan., April, July, Oct.)
Term Loan AF	1,422.2		1,422.2	—	January 31, 2025	Floating | 3-month LIBOR (0% floor) + 3.00%	Quarterly (March, June, Sept., Dec.)
Revolving Credit Facility (Facility AG)	400.0		—	400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Not applicable
Revolving Credit Facility (Facility Z)	120.0		—	120.0	June 30, 2018	Floating | 1-month EURIBOR (0% floor) + 2.25%	Not applicable
Overdraft Facility	25.0	—	—	25.0	December 31, 2017	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Senior Secured Fixed Rate Notes
€450 million Senior Secured Notes due 2022	450.0		450.0	—	August 15, 2022	Fixed | 6.25%	Semi-annually (Feb. and Aug.)
€250 million Senior Secured Notes due 2024	250.0		250.0	—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)
€530 million Senior Secured Notes due 2027	530.0		530.0	—	July 15, 2027	Fixed | 4.875%	Semi-annually (Jan. and July)

Total notional amount	4,797.2		4,252.2	545.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At December 31, 2016, we held €99.2 million of cash and cash equivalents compared to €277.3 million at December 31, 2015. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. The marked decrease in our cash balance compared to December 31, 2015 was primarily due to the voluntary repayment of the drawn amounts under our revolving credit facilities as a result of the BASE acquisition for an aggregate amount of €417.0 million, largely offsetting the net growth coming from our operating cash flows. In addition, we used €137.6 million of net cash for the BASE acquisition, including the cash settlement of financing-related ticking fees and associated arrangement fees resulting from the issuance of certain debt facilities in April 2015, offset by €141.3 million of cash acquired. We also paid €92.0 million of cash taxes in 2016 and used €47.8 million of net cash for share repurchases under our Share Repurchase Program 2016, while paying €23.5 million to a counterparty following the 2015 renegotiation of a contract. Currently, we have access to €400.0 million and €120.0 million of available commitments under Revolving Credit Facility AG and Revolving Credit Facility Z, respectively, subject to compliance with the covenants mentioned below. In addition, we entered into a €25.0 million banking overdraft facility in September 2016, allowing for a tighter management of our outstanding cash balances.
NET LEVERAGE RATIO
As of December 31, 2016, the outstanding balance of our consolidated total borrowings and total cash and cash equivalents - as defined under our 2015 Amended Senior Credit Facility - resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.5x. As per our 2015 Amended Senior Credit Facility, our Consolidated Annualized EBITDA includes certain unrealized synergies with regards to the BASE acquisition. On a sequential basis, our net leverage ratio ticked up slightly from 3.4x at September 30, 2016 to 3.5x at December 31, 2016 as a result of a seasonally weaker EBITDA contribution in Q4. Our net leverage ratio as per December 31, 2016 did not yet reflect the impact of the proposed acquisition of Altice's operations in Belgium and Luxembourg ("SFR BeLux") which is pending regulatory approval. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

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2.7    Capital expenditures

Accrued capital expenditures reached €626.8 million for the full year 2016, representing approximately 26% of our revenue versus approximately 21% for the full year 2015, and included €161.5 million of accrued capital expenditures for BASE. Our accrued capital expenditures for both the full year 2016 and 2015 reflected the recognition of the non-exclusive Jupiler Pro League broadcasting rights for the 2016-2017 and 2015-2016 seasons, respectively. At the end of May 2017, the Belgian football broadcasting rights will expire and we anticipate they will be put up for auction again in the course of Q1 2017. In addition, our accrued capital expenditures for the full year 2016 reflected the extension of the exclusive UK Premier League broadcasting rights for the next three seasons as of the 2016-2017 season. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. Excluding these broadcasting rights, our accrued capital expenditures represented around 22% of our revenue for the full year 2016 and around 20% for the prior year.

Set-top box related capital expenditures increased €12.2 million from €12.6 million for the full year 2015 to €24.8 million for the full year 2016 (Q4 2016: €5.3 million), reflecting the underlying growth in our enhanced video subscriber base and underlying inventory effects. For the full year 2016, set-top box related capital expenditures represented approximately 5% of our total accrued capital expenditures excluding the aforementioned football broadcasting rights.

Capital expenditures for customer installations totaled €73.3 million for the full year 2016 (Q4 2016: €18.8 million), or approximately 13% of total accrued capital expenditures excluding the aforementioned football broadcasting rights. The 15% year-on-year increase in our customer installations capital expenditures reflected continued net subscriber growth for our advanced services of broadband internet, enhanced video and fixed-line telephony and included higher costs related to our proactive customer visits.

Accrued capital expenditures for network growth and upgrades amounted to €250.6 million for the full year 2016 (Q4 2016: €103.3 million), and represented approximately 46% of total accrued capital expenditures excluding the aforementioned football broadcasting rights. The 76% increase versus the prior year reflected the effects from the BASE acquisition and the start of our mobile radio access network ("RAN") upgrade program at the end of Q3 2016. Following the BASE acquisition in February 2016, we aim to invest up to €250.0 million in the upgrade of our acquired mobile network, including (i) the upgrade of an estimated 2,800 macro sites equipped with the latest technologies, (ii) the roll-out of 800 to 1,000 new mobile sites across the whole of Belgium and (iii) targeted investments in fiber backhaul for the vast majority of our current and future macro sites. In addition, the higher spend compared to the prior year was also driven by higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf” which is expected to end mid-2019.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €278.1 million for the full year 2016 (Q4 2016: €81.8 million) compared to €165.0 million for the full year 2015 and were impacted by the recognition of the aforementioned football broadcasting rights.

The above implies that approximately 64% of our accrued capital expenditures for the full year 2016 were scalable and subscriber growth related excluding the aforementioned football broadcasting rights. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q4 2016, our accrued capital expenditures amounted to €209.2 million compared to €135.0 million in Q4 2015, and reflected the acquisition of BASE on February 11, 2016 (Q4 2016: €83.8 million). Our capital expenditures in Q4 2016 represented around 33% of our revenue. Compared to the preceding quarter, our accrued capital expenditures were up strongly in Q4 2016 as a result of the start of our mobile network upgrade program as mentioned above.

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3    Outlook and other information

3.1    Outlook

In 2017 and beyond, we want to continue to lead on superior converged connectivity. Our solid network infrastructure is the backbone of our services, allowing businesses to grow and consumers to enjoy a seamless experience. Our technology needs to be flawless on the go, at home and at the office. And on every device at any time. Our converged fixed and mobile network is a key enabler to make this happen. Our ambition is clear: we go for an ever more seamless, safer, faster and more powerful connected experience. Having upgraded just over 500 mobile macro sites at the end of December 2016, having completed the roll-out of 100 new mobile sites and having achieved a rate of 36% upgraded nodes in our core HFC network, both our mobile network (€250.0 million) and fixed network upgrade (€500.0 million) programs are well on track to be substantially completed by mid-2018 and mid-2019, respectively.

Beyond that, we aspire to bring inspiring entertainment to our customers. Entertainment is the number one reason why people rely on connectivity. And nothing creates a stronger bond than shared emotions. That is why we are committed to offer our customers compelling entertainment content. At the end of December 2016, around 39% of our enhanced video customer base had subscribed to premium entertainment packages, showing the future growth potential in this area. Not only do we offer international top content, we also play an important role in the local media production. Our ambition is to be the leading entertainment provider people turn to, any time and on any device.

In the B2B space, digital is a fact and all companies, organizations and entrepreneurs have to get on board. Telenet Business wants to help businesses turn these digital challenges into opportunities. Every day, over 500 employees are doing their utmost to offer the best business solutions with the best customer service. This is how we want to grow together with our customers.

Our top line growth rate in 2017 will be severely impacted by regulatory headwinds and continued structural challenges on our acquired prepaid mobile business, which we expect will be offset by continued solid growth in our connectivity, entertainment and B2B businesses. For purposes of determining our 2017 guidance, our 2016 revenue and Adjusted EBITDA have been rebased to reflect (i) an additional 6-week contribution of BASE prior to the acquisition on February 11, 2016, (ii) the recent sale of our international MVNO business Ortel Mobile to Lycamobile, (iii) the divestment of certain fixed legacy products at BASE and (iv) the December 2016 settlement with the Walloon government on Pylon taxes. As a result of the aforementioned regulatory impacts, we expect our revenue growth to remain stable in 2017 on a rebased basis. Excluding these impacts, our rebased revenue growth rate would have been meaningfully higher for 2017.

Against this regulatory backdrop, we anticipate solid mid-single-digit rebased Adjusted EBITDA(a) growth for the full year 2017 driven by (i) higher synergies from the BASE acquisition, primarily in the area of MVNO-related savings, (ii) lower integration costs versus last year and (iii) overall tight cost control as we began to focus on a tighter management of our external spend buckets. As such, we are on track to deliver on our previously communicated medium-term Adjusted EBITDA(a) CAGR of 5-7% over the 2015-2018 timeframe.

On the investment side, we see accrued capital expenditures (excluding football broadcasting rights) representing around 24% of our revenue on the back of temporary higher investments in our mobile infrastructure which should be substantially completed by mid-2018. Excluding the targeted spend on our mobile network upgrade program, our underlying accrued capital expenditures as a percentage of revenue would be closer to 20%.

And, finally, we anticipate robust growth in our Adjusted Free Cash Flow(c) to between €350.0-375.0 million driven by lower cash interest expenses as a result of the November 2016 refinancing and a higher contribution from our vendor financing platform, partly offset by higher cash taxes paid.

Exhibit 3: Outlook FY 2017

Outlook FY 2017
Revenue growth (rebased)	Stable
Adjusted EBITDA growth(a) (rebased)	Mid-single-digit
Accrued capital expenditures, as a % of revenue	Around 24%(b)
Adjusted Free Cash Flow(c)	€350.0 - 375.0 million(d)

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) Excluding the recognition of the Belgian football broadcasting rights.
(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(d) Assuming the tax payment on our 2016 tax return will not occur until early 2018.

3.2    Shareholder remuneration

For 2017, the board of directors has authorized a €60.0 million share buy-back program (the “Share Repurchase Program
2017”), effective as of February 16, 2017. Under this program, Telenet may acquire from time to time its common stock, to a maximum of 1,100,000 shares, for maximum consideration of €60.0 million, within a six (6) month period. The share repurchases will be conducted under the terms and conditions approved by the extraordinary general shareholders’ meeting of the Company of April 30, 2014.

The board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long-term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. The Company aims to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Adjusted Free Cash Flow generation and a continued optimization of the financing structure.

3.3    Subsequent events

Acquisition of SFR BeLux
On December 22, 2016, Telenet announced that its subsidiary Telenet Group BVBA (previously BASE Company NV) has entered into a definitive agreement to acquire Coditel Brabant SPRL for €400 million on a cash and debt free basis from Coditel Holding S.A., a subsidiary of Altice N.V. Coditel Brabant SPRL, operating under the SFR brand (formerly Numéricable), provides cable services to households and businesses in Brussels, Wallonia and Luxembourg and offers mobile telephony services in Belgium through an MVNO Agreement with BASE. Through this acquisition, Telenet would extend its cable footprint beyond the current Flemish and Brussels coverage areas to parts of Wallonia and the Grand Duchy of Luxembourg, while covering roughly two-thirds of the Brussels footprint post this acquisition. Following the acquisition of the Belgian mobile operator BASE in February 2016, Telenet has been pursuing a strategy of positioning itself as a leading provider of converged connected entertainment and B2B services nationwide. The acquisition of SFR BeLux would give a major part of Brussels and part of Wallonia access to Telenet’s high quality video, high-speed internet and fixed and mobile telephony services. The transaction is subject to customary closing conditions, including approval from the relevant competition authorities.

Full MVNO Agreement with Lycamobile and sale of Ortel Mobile to Lycamobile
On February 10, 2017, Telenet announced that its subsidiary Telenet Group BVBA (previously BASE Company NV) has signed a Full MVNO agreement (the "Full MVNO Agreement") with Lycamobile, the world’s largest international MVNO. Through the Full MVNO Agreement, Lycamobile's customers will gain access to Telenet’s nationwide mobile network. As part of the Agreement, Telenet Group will sell its MVNO subsidiary Ortel Mobile NV to Lycamobile. The combined customer base of Lycamobile and Ortel Mobile in Belgium represents approximately 1 million customers.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises, represented by Filip De Bock, has confirmed that the audit procedures, which have been substantially completed, have not revealed any material misstatement in the accounting information, included in this press release.
4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended December 31,	2016	2015	Change %

Total Services - Combined Network

Homes passed (13)	2,987,600	2,935,700	2%

Video
Basic video (6)	284,600	340,600	(16)%
Enhanced video (7)	1,732,900	1,714,200	1%
Total video	2,017,500	2,054,800	(2)%

Internet
Residential broadband internet	1,481,700	1,433,300	3%
Business broadband internet	120,000	137,200	(13)%
Total broadband internet (8)	1,601,700	1,570,500	2%

Fixed-line telephony
Residential fixed-line telephony	1,168,100	1,157,900	1%
Business fixed-line telephony	87,300	63,100	38%
Total fixed-line telephony (9)	1,255,400	1,221,000	3%

Total services (14)	4,874,600	4,846,300	1%

Churn (15)

Video	7.9%	7.2%
Broadband internet	7.8%	7.0%
Fixed-line telephony	8.8%	7.7%

Customer relationship information

Triple-play customers	1,134,100	1,094,300	4%
Total customer relationships (11)	2,149,200	2,177,500	(1)%
Services per customer relationship (11)	2.27	2.23	2%
ARPU per customer relationship (in € / month) (11) (12)	54.0	51.2	5%

As of and for the three months ended December 31,	2016	2015	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,111,100	1,001,200	111%
Prepaid subscribers	880,800	—	—%
Total mobile subscribers (10)	2,991,900	1,001,200	199%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2016	19

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated financial statements

5.1	EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2016	2015	Change %	2016		2015	Change %
Profit for the period
Revenue

Revenue	629.2	462.1	36%	2,429.1		1,821.8	33%

Expenses

Cost of services provided	(428.3)	(249.4)	72%	(1,449.9)		(997.9)	45%

Gross profit	200.9	212.7	(6%)	979.2		823.9	19%

Selling, general & administrative expenses	(131.8)	(90.3)	46%	(493.8)		(280.8)	76%

Operating profit	69.1	122.4	(44%)	485.4		543.1	(11%)

Finance income	123.2	1.1	N.M.	6.5		16.5	(61%)
Net interest income and foreign exchange gain	0.1	1.1	(91%)	0.4		2.7	(85%)
Net gain on derivative financial instruments	123.1	—	—%	6.1		13.8	(56%)
Finance expenses	(167.2)	(68.1)	146%	(376.4)		(280.2)	34%
Net interest expense, foreign exchange loss and other finance expenses	(138.4)	(62.1)	123%	(330.7)		(249.4)	33%
Net loss on derivative financial instruments	—	(6.0)	(100%)	—		—	—%
Loss on extinguishment of debt	(28.8)	—	—%	(45.7)		(30.8)	48%
Net finance expense	(44.0)	(67.0)	(34%)	(369.9)		(263.7)	40%
Share of the result of equity accounted investees	2.7	(0.4)	N.M.	0.1		(4.1)	N.M.
Impairment of an investment in an equity accounted investee	(31.0)	—	—%	(31.0)		—	—%

Profit (loss) before income tax	(3.2)	55.0	N.M.	84.6		275.3	(69%)

Income tax benefit (expense)	3.2	(14.7)	N.M.	(43.0)		(99.6)	(57%)

Profit for the period	—	40.3	(100%)	41.6		175.7	(76%)

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	(5.5)	1.2	N.M.	(5.5)		1.2	N.M.
Deferred tax	—	—	—%	—		—	—%
Other comprehensive income (loss) for the period, net of income tax	(5.5)	1.2	N.M.	(5.5)		1.2	N.M.

Total comprehensive income (loss) for the period	(5.5)	41.5	N.M.	36.1		176.9	(80%)

Profit attributable to:	—	40.3	N.M.	41.6	0.000001	175.7	(76%)
Owners of the Company	—	40.3	N.M.	41.6		175.7	(76%)
Non-controlling interests	—	—	—%	—		—	—%

Total comprehensive income (loss) for the period, attributable to:	(5.5)	41.5	N.M.	36.1		176.9	(80%)
Owners of the Company	(5.5)	41.5	N.M.	36.1		176.9	(80%)
Non-controlling interests	—	—	—%	—		—	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2016	20

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2016	2015	Change %	2016	2015	Change %
Weighted average shares outstanding	115,472,902	116,486,074		115,829,407	116,492,339
Basic earnings per share	—	0.35		0.36	1.51
Diluted earnings per share	—	0.35		0.36	1.51

Revenue by Nature

Subscription revenue:
Video	141.4	139.5	1%	566.4	552.1	3%
Broadband internet	146.6	138.2	6%	572.9	546.0	5%
Fixed-line telephony	60.5	57.1	6%	243.0	226.9	7%
Cable subscription revenue	348.5	334.8	4%	1,382.3	1,325.0	4%
Mobile telephony	151.5	50.2	202%	564.5	203.4	178%
Total subscription revenue	500.0	385.0	30%	1,946.8	1,528.4	27%
Business services	31.9	30.5	5%	122.2	118.1	3%
Other	97.3	46.6	109%	360.1	175.3	105%
Total Revenue	629.2	462.1	36%	2,429.1	1,821.8	33%

Expenses by Nature

Network operating expenses	(38.3)	(17.0)	125%	(142.9)	(68.0)	110%
Direct costs (programming, copyrights, interconnect and other)	(162.8)	(111.1)	47%	(607.8)	(425.0)	43%
Staff-related expenses	(70.9)	(49.9)	42%	(258.4)	(180.3)	43%
Sales and marketing expenses	(28.8)	(25.8)	12%	(97.7)	(74.2)	32%
Outsourced labor and Professional services	(15.0)	(12.8)	17%	(50.1)	(41.8)	20%
Other indirect expenses	(44.1)	(26.0)	70%	(155.1)	(88.8)	75%
Restructuring gains (charges)	(0.4)	9.5	(104%)	(2.5)	9.9	N.M.
Operating charges related to acquisitions or divestitures	(1.3)	(3.3)	(61%)	(8.4)	(9.7)	(13%)
Share-based payments granted to directors and employees	(3.7)	(1.8)	106%	(11.7)	(10.4)	13%
Depreciation	(128.2)	(69.0)	86%	(394.0)	(270.8)	45%
Amortization	(45.5)	(19.6)	132%	(159.0)	(73.0)	118%
Amortization of broadcasting rights	(17.4)	(14.2)	23%	(55.8)	(49.0)	14%
Impair of long-lived assets - Intangible	(5.4)	—	—%	(5.4)	—	—%
Gain on disposal of property and equipment	1.7	1.3	31%	5.1	2.4	113%

Total Expenses	(560.1)	(339.7)	65%	(1,943.7)	(1,278.7)	52%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2016	21

5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended				For the year ended
	December 31,				December 31,
	2016	2015		Change %	2016	2015	Change %

Cash flows from operating activities
Profit for the period	—	40.3		N.M.	41.6	175.7	(76%)
Depreciation, amortization, impairment and restructuring charges	195.0	92.0		112%	611.6	380.5	61%
Working capital changes and other non cash items	(3.4)	(14.4)		(76%)	(24.8)	25.3	N.M.
Income tax expense (benefit)	(3.2)	14.8		(122%)	43.0	99.7	(57%)
Net interest expense, foreign exchange loss and other finance expenses	138.3	60.9		127%	330.3	246.6	34%
Net loss on derivative financial instruments	(123.1)	6.0		N.M.	(6.1)	(13.8)	(56%)
Loss on extinguishment of debt	28.8	—		—%	45.7	30.8	48%
Impairment of an investment in an equity accounted investee	31.0	—		—%	31.0	—	—%
Cash interest expenses and cash derivatives	(32.6)	(32.4)		1%	(231.2)	(201.7)	15%
Income taxes paid	—	—		—%	(92.0)	(77.6)	19%

Net cash from operating activities	230.8	167.2		38%	749.1	665.5	13%

Cash flows from investing activities
Purchases of property and equipment	(118.1)	(81.8)		44%	(303.4)	(246.0)	23%
Purchases of intangibles	(15.2)	(30.8)		(51%)	(178.6)	(133.0)	34%
Acquisition of other investments	—	—		—%	(1.8)	—	—%
Acquisition of and loans to equity accounted investees	0.1	2.4		(96%)	(0.5)	(57.2)	(99%)
Acquisition of subsidiary, net of cash acquired	—	—	—	—%	(1,180.5)	—	—%
Proceeds from sale of property and equipment	0.7	0.7		—%	4.6	3.1	48%
Purchase of broadcasting rights for resale purposes	(0.1)	(1.7)		(94%)	(0.4)	(3.8)	(89%)
Proceeds from the sale of broadcasting rights for resale purposes	0.1	1.7		(94%)	0.4	3.8	(89%)

Net cash used in investing activities	(132.5)	(109.5)		21%	(1,660.2)	(433.1)	283%

Cash flows from financing activities
Repayments of loans and borrowings	(2,979.9)	(7.4)		N.M.	(4,091.9)	(507.4)	706%
Proceeds from loans and borrowings	2,987.1	12.7		N.M.	4,973.7	542.7	816%
Repurchase of own shares	—	—		—%	(47.8)	(50.0)	(4%)
Sale of own shares	0.5	0.4		25%	0.5	2.0	(75%)
Payments for early termination of derivative financial instruments	—	(73.0)		(100%)	(10.7)	(73.0)	(85%)
Payments for early termination of loans and borrowings	—	—		—%	(9.9)	—	—%
Payments for debt issuance costs	(20.2)	—		—%	(48.4)	—	—%
Other financing activities (incl. finance leases)	(9.5)	(9.3)		2%	(32.5)	(58.5)	(44%)
	—
Net cash from (used in) financing activities	(22.0)	(76.6)		(71%)	733.0	(144.2)	N.M.

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	22.9	296.2		(92%)	277.3	189.1	47%
Cash at end of period	99.2	277.3		(64%)	99.2	277.3	(64%)

Net cash generated (used)	76.3	(18.9)		N.M.	(178.1)	88.2	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2016	22

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2016	2015	Change %	2016	2015	Change %

Adjusted Free Cash Flow
Net cash from operating activities	230.8	167.2	38%	749.1	665.5	13%
Cash payments for direct acquisition and divestiture costs	—	3.3	N.M.	9.6	6.9	39%
Expenses financed by an intermediary	6.2	—	N.M.	6.2	—	N.M.
Purchases of property and equipment	(118.1)	(81.8)	44%	(303.4)	(246.0)	23%
Purchases of intangibles	(15.2)	(30.8)	(51%)	(178.6)	(133.0)	34%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.4)	(0.4)	—%	(1.8)	(1.8)	—%
Principal payments on post acquisition additions to network leases	(4.2)	(3.7)	14%	(15.3)	(12.6)	21%

Adjusted Free Cash Flow	99.1	53.8	84%	265.8	279.0	(5%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2016	23

5.3    EU IFRS condensed consolidated statement of financial position
(unaudited)

(€ in millions)	December 31,	December 31,	Change
	2016	2015

ASSETS
Non-current Assets:
Property and equipment	2,046.8	1,411.9	634.9
Goodwill	1,540.9	1,241.8	299.1
Other intangible assets	709.2	241.1	468.1
Deferred tax assets	135.5	108.5	27.0
Investments in and loans to equity accounted investees	27.1	57.7	(30.6)
Other investments	1.8	—	1.8
Derivative financial instruments	49.7	7.6	42.1
Trade receivables	4.8	4.7	0.1
Other assets	16.7	13.2	3.5
Total non-current assets	4,532.5	3,086.5	1,446.0

Current Assets:
Inventories	21.7	19.3	2.4
Trade receivables	206.0	145.9	60.1
Other current assets	125.2	68.6	56.6
Cash and cash equivalents	99.2	277.3	(178.1)
Derivative financial instruments	22.8	0.9	21.9
Total current assets	474.9	512.0	(37.1)

TOTAL ASSETS	5,007.4	3,598.5	1,408.9

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	959.1	1,001.3	(42.2)
Retained loss	(2,183.1)	(2,224.9)	41.8
Remeasurements	(14.8)	(9.3)	(5.5)
Total equity attributable to owners of the Company	(1,226.0)	(1,220.1)	(5.9)
Non-controlling interests	18.4	16.7	1.7
Total equity	(1,207.6)	(1,203.4)	(4.2)

Non-current Liabilities:
Loans and borrowings	4,655.2	3,683.3	971.9
Derivative financial instruments	94.7	57.8	36.9
Deferred revenue	0.7	0.6	0.1
Deferred tax liabilities	166.0	124.5	41.5
Other liabilities	94.6	59.1	35.5
Total non-current liabilities	5,011.2	3,925.3	1,085.9

Current Liabilities:
Loans and borrowings	126.6	110.6	16.0
Trade payables	182.3	133.5	48.8
Accrued expenses and other current liabilities	559.2	350.2	209.0
Deferred revenue	101.7	73.6	28.1
Derivative financial instruments	16.0	6.2	9.8
Current tax liability	218.0	202.5	15.5
Total current liabilities	1,203.8	876.6	327.2

Total liabilities	6,215.0	4,801.9	1,413.1

TOTAL EQUITY AND LIABILITIES	5,007.4	3,598.5	1,408.9

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2016	24

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three and twelve months ended December 31, 2016, we have adjusted our historical revenue and Adjusted EBITDA to include the pre-acquisition revenue and Adjusted EBITDA of BASE in our rebased amounts for the three and twelve months ended December 31, 2015 to the same extent that the revenue and Adjusted EBITDA are included in our results for the three and twelve months ended December 31, 2016 (BASE being fully consolidated since February 11, 2016). We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, Telenet generally recognizes the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(3)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 12.

(4)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(5)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in our Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally

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are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net leverage ratio is calculated as per the 2015 Amended Senior Credit Facility definition, using net total debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, and (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Investor & Analyst call – Telenet will host an earnings call for institutional investors and analysts on February 16, 2017 at 1:30pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Telenet is 57% owned by Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 30 countries across Europe, Latin America and the Caribbean to make the most of the digital revolution.

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2015 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the year ended December 31, 2016 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisition of BASE on our

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2016	26

combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2016 have been prepared in accordance with EU IFRS unless otherwise stated and will be made available on the Company’s website on March 24, 2017.

Non-GAAP measures –Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on February 16, 2016 at 7:00am CET